UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 4)(1)

                            AXSYS TECHNOLOGIES, INC.
              ----------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   054615109
              ----------------------------------------------------
                                 (CUSIP Number)


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 054615109
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Axsys Technologies, Inc. 401(k), Retiremenet Plan

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             229,326
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        229,326
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      229,326
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      5.57%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      EP
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 054615109
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Louis D. Mattielli, as Co-Trustee under Axsys Technologies, Inc. 401(k) Retirement Plan

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      American
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             229,326
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        229,326
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      229,326
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      5.57%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      EP
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 054615109
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Raymond F. Kunzmann, as Co-Trustee under Axsys Technologies, Inc. 401(k) Retirement Plan

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      American
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             229,326
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        229,326
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      229,326
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      5.57%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      EP
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)    Name of Issuer:

             Axsys Technologies, Inc.

Item 1(b)    Address of Issuer's Principal Office:

             910 Sylvan Avenue suite 180

             Englewood Cliffs, New Jersey 07632

Item 2(a)    Name of Persons Filing:

             (i)   Axsys Technologies, Inc. 401(k) Retirement Plan (the "Plan")

             (ii) Louis D. Mattielli, as Co-Trustee under Axsys Technologies, Inc. 401(k) Retirement Plan

             (iii) Raymond F. Kunzmann, as Co-Trustee under Axsys Technologies,
                   Inc. 401(k) Retirement Plan

Item 2(b)    Address of Principal Business Office, or, if none, Residence:

             910 Sylvan Avenue

             Englewood Cliffs, New Jersey 07632

Item 2(c)    Citizenship:

             (i)    Delaware
             (ii)   American
             (iii)  American

Item 2(d)    Title of Class of Securities:

             Common Stock, par value $.01 per share

Item 2(e)    CUSIP Number

             054615109

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the filing person is a:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C
              78o);

      (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C 78c);

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

      (e) |_| An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

      (f) |X| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

      (g) |_| a parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C 1813);

      (i) |_| A church plan that is executed from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C 80a-3);

      (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J); If this statement is filed pursuant to ss. 240.13d-l(c) check this box
              |_|.

Item 4 Ownership:

            (a) Amount Beneficially Owned as of December 31, 1997:

                        229,326

            (b) Percent of Class:

                        5.57%

            (c) Number of shares as to which person has

                  (i) sole power to vote or to direct the vote:

                        -0-

                  (ii) shared power to vote or to direct the vote:

                        229,326

                  (iii) sole power to dispose or to direct the disposition of:

                        -0-

                  (iv) shared power to dispose or to direct the disposition of:

                        229,326

Item 5 Ownership of Five Percent or Less of a Class

            Not Applicable


                                Page 6 of 8 Pages

Item 6  Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not Applicable

Item 8  Identification and Classification of Members of the Group.

        Not Applicable

Item 9  Notice of Dissolution of Group

        Not Applicable

Item 10 Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 7 of 8 Pages

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 26 1998           Axsys Technologies, Inc. 401(k) Retirement Plan


                              by: /s/ Louis D. Mattielli
                                 -----------------------------------------------
                              Louis D. Mattielli, as Co-Trustee under
                              Axsys Technologies, Inc. 401(k) Retirement Plan


                              by: /s/ Raymond F. Kunzmann
                                 -----------------------------------------------
                              Raymond F. Kunzmann, as Co-Trustee under
                              Axsys Technologies, Inc. 401(k) Retirement Plan


                              by: /s/ Louis D. Mattielli
                                 -----------------------------------------------
                              Louis D. Mattielli, as Co-Trustee under
                              Axsys Technologies, Inc. 401(k) Retirement Plan


                              by: /s/ Raymond F. Kunzmann
                                 -----------------------------------------------
                              Raymond F. Kunzmann, as Co-Trustee under
                              Axsys Technologies, Inc. 401(k) Retirement Plan


                                Page 8 of 8 Pages